Exhibit 99.1
News
FOR IMMEDIATE RELEASE
Contact: Beth Fagan
Vice President, Public Affairs
314-854-4093
Brown Shoe Reports December Same-Store Sales for Famous Footwear and Naturalizer and Fiscal 2003 Guidance

            ST. LOUIS, MISSOURI, January 8, 2004 -- Brown Shoe Company, Inc. (NYSE: BWS) today announced retail sales for the five-week period ended January 3, 2004.

            Retail sales at Famous Footwear, the 904-store chain selling brand-name footwear, increased 2.2 percent to $111,900,000 compared to $109,500,000 for the same period last year (ended January 4, 2003). Same-store sales declined slightly by 0.2 percent.

            Sales at Brown Shoe's domestic Naturalizer retail division, a 210-store chain selling the Naturalizer brand of women's footwear, were $12,100,000 in December compared to $12,600,000 last December. Same-store sales increased 2.1 percent.

            "Sales momentum at Famous Footwear strengthened during the last two weeks of the month. The chain benefited from an increase in athletic sales, driven by fashion/retro athletics, and sales of women's dress shoes," said Brown Shoe Chairman and CEO Ron Fromm. "Same-store sales ended down slightly due to difficult traffic early in the month, however margin dollars were substantially in line with our expectations."

            "Naturalizer had a good month. Same-store sales increases were driven by large gains in its detailed dress and fashion boot categories," Fromm noted.

Year-to-Date Results

            Year-to-date sales for Famous Footwear were up 0.1 percent to $1,018,100,000 compared to $1,017,500,000 for the same 48-week period last year, with same-store sales down 2.2 percent.

            Naturalizer's year-to-date sales for the 48 weeks ended January 3, 2004 were $114,900,000 compared to $127,600,000 for the same period last year, on an average base of 44 fewer stores. Same-store sales for the period were up 1.2 percent.

Full-Year Guidance

            "Overall, our business continues strong and we are on target to achieve planned earnings, before special charges, in a difficult retail environment," Fromm said. In order to more clearly display the components of the Company's estimated results for 2003, the following reconciliation is provided:

EPS guidance - GAAP	$2.50
Special charge to close Canadian factory	.22
Provision for Redfield litigation	.03
EPS guidance, excluding special charges	$2.75

            "Our earnings estimate, excluding the special charges outlined above, continues to hold at our previous guidance of $2.75 per share," he added.

            On December 8th, Brown Shoe announced that it would close its last remaining manufacturing facility in North America (Perth, Ontario) and take an aftertax charge of $3.8-$4.2 million, or $0.20-$0.22 per share in order to cover severance payments and the write-down of materials. That same day, the Company also announced that a Colorado State Court jury in Denver had returned a verdict against Brown of $1.0 million pretax, ($.7 million aftertax or $0.03 per share), for damages in a class action environmental contamination case. Such amount does not reflect any interest that may be included in a final judgment, or the legal costs of other parties that the Company has been ordered to pay related to this litigation. At this time, such amounts have not been determined, and have not been included in the above guidance, but are not expected to have a material adverse effect on the Company's financial position.

MONTH AND YEAR-TO-DATE SALES (millions)
	FY 2003 (1/03/04)	FY 2002 (1/04/03)	% Change	Same-Store % Change	Stores Open 1/03/04 vs. 1/04/03
Dec. -Famous Footwear	$ 111.9	$ 109.5	2.2	(0.2)	904	923
Y-T-D -Famous Footwear	1,018.1	1,017.5	0.1	(2.2)

Dec. -Naturalizer	$ 12.1	12.6	(4.0)	2.1	210	231
Y-T-D -Naturalizer	114.9	127.6	(10.0)	1.2

Store openings for the month

  Famous Footwear opened one store in Mesquite, TX during December.
Brown Shoe To Review Strategy at Investor Conferences January 9th, 15th

           Brown Shoe Company CEO Ron Fromm and Chief Financial Officer Andy Rosen will review the company's progress and previously announced growth strategies for analysts and investors on January 9th at the Sidoti "Emerging Growth Institutional Investor Forum" in West Palm Beach, FL, and on January 15th at the "ICR X-Change Leisure and Lifestyle Conference" in Huntington Beach, CA.

            Brown Shoe's presentation at the ICR conference will be webcast and starts at 1:35 p.m. Pacific Time. The conference is being webcast at the following Url --http://www.firstcallevents.com/service/ajwz395479087gf12.html.

            Brown Shoe's presentation slides for both conferences will be available on its website: http://www.brownshoe.com/news/news_finanical.asp.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to various risks and uncertainties that could cause actual results to differ materially. These include general economic conditions and the consumer's preferences and purchasing patterns, which may be influenced by consumers' disposable income; intense competition within the footwear industry; the uncertainties of pending litigation and other matters, as described in the Company's reports; and political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory. The company's reports to the Securities and Exchange Commission contain detailed information relating to such factors.

Brown Shoe is a $1.84 billion footwear company with worldwide operations. The company operates the 900-store Famous Footwear chain, which sells brand name shoes for less. It also operates 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie, Buster Brown; it also markets licensed brands including Dr. Scholl's and Carlos by Carlos Santana for adults, and Barbie, Spider-Man and Bob-the-Builder character footwear for children. Brown Shoe press releases are available on the company's web site at www.brownshoe.com.